Exhibit 99.1

Banco Popular Makes Regulatory Filing to Acquire Wells Fargo’s Auto Finance Business in Puerto Rico

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--June 4, 2018--On February 14, 2018, we announced that Banco Popular de Puerto Rico (“BPPR”), our Puerto Rico banking subsidiary, agreed to acquire certain assets and liabilities related to Wells Fargo’s auto finance business in Puerto Rico. On May 31, 2018 we filed a notice with the Board of Governors of the Federal Reserve System in order for Popular Auto, LLC, BPPR’s direct, wholly-owned subsidiary, to be permitted to consummate the transaction. Although there can be no guarantee that regulatory approval will be received, we now anticipate that the transaction will close during the third quarter of 2018.

Popular, Inc. is the leading financial institution by both assets and deposits in Puerto Rico and ranks among the top 50 U.S. bank holding companies by assets. Founded in 1893, Banco Popular de Puerto Rico, Popular’s principal subsidiary, provides retail, mortgage and commercial banking services in Puerto Rico and the U.S. Virgin Islands. Popular also offers in Puerto Rico auto and equipment leasing and financing, investment banking, broker-dealer and insurance services through specialized subsidiaries. In the mainland United States, Popular provides retail, mortgage and commercial banking services through its New York-chartered banking subsidiary, Popular Bank, which has branches located in New York, New Jersey and Florida.

CONTACT:
Popular
Media Relations:
Teruca Rullán, 917-679-3596 or 787-281-5170
or
Investor Relations
Brett Scheiner, 212-417-6721